Exhibit 99.1

Cognex Reports Results for the Second Quarter of 2018

NATICK, Mass.--(BUSINESS WIRE)--July 30, 2018--Cognex Corporation (NASDAQ: CGNX) today announced financial results for the second quarter of 2018. Table 1 below shows selected financial data for Q2-18 compared with Q2-17 and Q1-18, and the first six months of 2018 compared with the first six months of 2017. All periods presented reflect the two-for-one stock split in Q4-17.

Table 1*
(Dollars in thousands, except per share amounts)

	Revenue	Net Income	Net Income per Diluted Share	Non-GAAP Net Income per Diluted Share**
Quarterly Comparisons
Current quarter: Q2-18	$211,264	$56,196	$0.32	$0.31
Prior year’s quarter: Q2-17	$178,080	$56,495	$0.32	$0.28
Change: Q2-17 to Q2-18	19%	(1%)	0%	11%
Prior quarter: Q1-18	$169,567	$37,217	$0.21	$0.18
Change: Q1-18 to Q2-18	25%	51%	52%	72%
Year-to-Date Comparisons
Six months ended July 1, 2018	$380,831	$93,413	$0.52	$0.49
Six months ended July 2, 2017	$317,119	$101,966	$0.57	$0.46
Change from first six months of 2017 to first six months of 2018	20%	(8%)	(9%)	7%

* The financial results for all periods presented reflect the retroactive adoption of a new revenue recognition standard (ASC 606, “Revenue from Contracts with Customers”) that became effective on January 1, 2018. This standard did not have a material impact on total revenue. For a historical perspective, Exhibit 4 of this news release includes the company’s quarterly Statement of Operations for 2017 adjusted for the impact of the new standard.

**Non-GAAP net income per diluted share excludes tax adjustments. A reconciliation from GAAP to Non-GAAP is shown in Exhibit 2 of this news release.

“Our results for Q2 of 2018 were rather good,” said Dr. Robert J. Shillman, Founder and Chairman of Cognex. “Revenue was the second highest of any quarter in our company’s 37-year history. And operating margin was at our 30% long-term target.”

“I am pleased with our overall Q2 performance, which was slightly better than our expectations,” said Robert J. Willett, Chief Executive Officer of Cognex. “Revenue grew by 19% year-on-year despite significantly lower revenue from the OLED display market in Asia. Opportunities for machine vision in our other served markets continue to grow rapidly, and because of that, we plan to go on investing strongly in new product development and sales resources to position ourselves for success over the long term.”

Mr. Willett continued, “Looking at the second-half, comparisons will be more challenging, particularly for Q3, because of last year’s extraordinary sales into OLED display and smartphone manufacturing.”

Details of the Quarter

Statement of Operations Highlights – Second Quarter of 2018

  Revenue increased 19% from Q2-17 and increased 25% from Q1-18. Revenue from most of Cognex’s end markets grew worldwide, both year-on-year and sequentially. An exception was consumer electronics—Cognex’s largest end market—where revenue was flat with Q2-17.
  Gross margin was 74% for Q2-18, which was at the lower end of Cognex’s target range compared with 76% for both Q2-17 and Q1-18. The decrease was primarily due to revenue mix, with a higher percentage of revenue coming from application-specific customer solutions in Q2-18.
  Research, Development & Engineering (RD&E) expenses increased 15% from Q2-17 and decreased 13% from Q1-18. The year-on-year increase in RD&E reflects Cognex’s investment in engineering resources and employee-related costs for the development of new products. The sequential decrease in RD&E reflects development efforts related to large opportunities in Q1-18 and lower stock option expense.
  Selling, General & Administrative (SG&A) expenses increased 27% from Q2-17 and 5% from Q1-18. SG&A increased both year-on-year and sequentially due to investments in sales resources, and higher costs for travel and demonstration equipment. On a sequential basis, the increase was partially offset by lower stock option expense.
  Investment and other income was $3,313,000 in Q2-18; $1,969,000 in Q2-17; and $3,517,000 in Q1-18. Investment income increased year-on-year due to higher yields on invested balances. On a sequential basis, the decrease was due to changes in the fair value of contingent consideration associated with recent acquisitions.
  The effective tax rate was 16% in Q2-18, 9% in Q2-17, and 2% in Q1-18. All periods presented include a varying discrete tax benefit related to employee stock options exercised during that quarter. Excluding this discrete benefit and other discrete events, the rate was 17%, 18% and 15%, respectively (tax adjustments are summarized in Exhibit 2). The decrease year-on-year was due to the lower U.S. federal statutory corporate tax rate enacted in the Tax Cuts and Jobs Act of 2017. The increase on a sequential basis was due to the expectation that more of the company’s profits in 2018 will be earned and taxed in higher tax jurisdictions than previously anticipated.

Balance Sheet Highlights – July 1, 2018

  Cognex’s financial position as of July 1, 2018, continued to be very strong, with $755 million in cash and investments and no debt. Cash and investments decreased by $73 million from the end of 2017. Cash outflows included $121 million spent to repurchase Cognex common stock, $22 million paid for capital expenditures, and $16 million in dividends paid to shareholders. Cash inflows consisted of $73 million generated from operations and $15 million received from the exercise of employee stock options. Cognex intends to continue to repurchase shares of its common stock in Q3-18, subject to market conditions and other relevant factors.
  Inventories decreased by $7 million, or 7%, from the end of Q1-18 and increased by $22 million, or 32%, from the end of 2017. The increase from year end reflects strategic purchases for anticipated large customer shipments in the coming quarters and planned new product introductions.

Financial Outlook – Q3 2018

This financial outlook reflects the new revenue recognition standard (ASC 606, “Revenue from Contracts with Customers”) that took effect on January 1, 2018. Cognex does not believe this standard will have a material impact on total revenue. For a historical perspective, Exhibit 4 of this news release includes the company’s quarterly Statement of Operations for 2017 adjusted for the impact of the new standard.

  Revenue for Q3-18 is expected to be between $220 million and $230 million. This range represents a decline year-on-year due to substantially lower revenue expected from large customers in OLED display and smartphone manufacturing.
  Gross margin is expected to be in the mid-70% range, which is Cognex’s target range for gross margin under the new revenue recognition standard.
  Operating expenses are expected to be approximately flat on a sequential basis.
  The effective tax rate is expected to be 16%, before discrete tax items.

Non-GAAP Financial Measures

  Exhibit 2 of this news release includes a reconciliation of certain financial measures from GAAP to non-GAAP. Cognex believes these non-GAAP financial measures are helpful because they allow investors to more accurately compare Cognex results over multiple periods using the same methodology that management employs in its budgeting process and in its review of Cognex’s operating results. Non-GAAP presentations exclude the following: (1) stock option expense for calculating non-GAAP operating income and net income (because these expenses have no current effect on cash or the future uses of cash, and they fluctuate because of changes in Cognex’s stock price), and (2) certain one-time discrete events, such as tax adjustments (because these costs are outside of Cognex’s normal business operations). Cognex also uses results on a constant-currency basis as one measure to evaluate performance. Constant-currency information compares results between periods as if the exchange rates had remained constant period-over-period. Cognex does not intend for non-GAAP financial measures to be considered in isolation, or as a substitute for financial information provided in accordance with GAAP.
  The tax effect of items identified in the reconciliation is estimated by applying the effective tax rate to the pre-tax amount. However, if a specific tax rate or tax treatment is required because of the nature of the item and/or the tax jurisdiction where the item was recorded, the tax effect is estimated by applying the relevant specific tax rate or tax treatment, rather than the effective tax rate.

Analyst Conference Call and Simultaneous Webcast

  Cognex will host a conference call today at 5:00 p.m. Eastern Time (ET). The telephone number is (877) 704-4573 (or (201) 389-0911 if outside the United States). A replay will begin at 8:00 p.m. ET today and will be available until 11:59 p.m. ET on Thursday, August 2, 2018. The telephone number for the replay is (877) 660-6853 (or (201) 612-7415 if outside the United States). The access code for both the live call and the replay is 13680912.
  Internet users can listen to a real-time audio broadcast of the conference call or an archived recording on the Cognex Investor Relations website: http://www.cognex.com/Investor.

About Cognex Corporation

Cognex Corporation designs, develops, manufactures and markets a wide range of image-based products, all of which use artificial intelligence (AI) techniques that give them the human-like ability to make decisions on what they see. Cognex products include machine vision systems, machine vision sensors and barcode readers that are used in factories and distribution centers around the world where they eliminate production and shipping errors.

Cognex is the world's leader in the machine vision industry, having shipped more than 1.5 million vision-based products, representing over $5 billion in cumulative revenue, since the company's founding in 1981. Headquartered in Natick, Massachusetts, USA, Cognex has offices and distributors located throughout the Americas, Europe and Asia. For details visit Cognex online at www.cognex.com.

Certain statements made in this news release, which do not relate solely to historical matters, are forward-looking statements. These statements can be identified by use of the words “expects,” “anticipates,” “estimates,” “believes,” “projects,” “intends,” “plans,” “will,” “may,” “shall,” “could,” “should,” and similar words and other statements of a similar sense. These forward-looking statements, which include statements regarding business and market trends, future financial performance, customer order rates and the timing of related revenue, expected areas of growth, emerging markets, future product mix, research and development activities, further stock repurchases, investments, strategic plans and tax matters, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) the loss of a large customer; (2) current and future conditions in the global economy; (3) the reliance on revenue from the consumer electronics or automotive industries; (4) the inability to penetrate new markets; (5) the inability to achieve significant international revenue; (6) fluctuations in foreign currency exchange rates and the use of derivative instruments; (7) information security breaches or business system disruptions; (8) the inability to attract and retain skilled employees; (9) the failure to effectively manage our growth; (10) the reliance upon key suppliers to manufacture and deliver critical components for our products; (11) the failure to effectively manage product transitions or accurately forecast customer demand; (12) the inability to design and manufacture high-quality products; (13) the technological obsolescence of current products and the inability to develop new products; (14) the failure to properly manage the distribution of products and services; (15) the inability to protect our proprietary technology and intellectual property; (16) our involvement in time-consuming and costly litigation; (17) the impact of competitive pressures; (18) the challenges in integrating and achieving expected results from acquired businesses; (19) potential impairment charges with respect to our investments or for acquired intangible assets or goodwill; (20) exposure to additional tax liabilities; and (21) the other risks detailed in Cognex reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2017. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. Cognex disclaims any obligation to update forward-looking statements after the date of such statements.

Exhibit 1

COGNEX CORPORATION
Statements of Operations
(Unaudited)
Dollars in thousands, except per share amounts

	Three-months Ended			Six-months Ended

	July 1, 2018	April 1, 2018	July 2, 2017	July 1, 2018	July 2, 2017

Revenue (1)	$211,264	$169,567	$178,080	$380,831	$317,119
Cost of revenue (1)	54,169	40,198	42,164	94,367	74,696
Gross margin	157,095	129,369	135,916	286,464	242,423
Percentage of revenue	74%	76%	76%	75%	76%
Research, development, and engineering expenses (1)	26,888	31,076	23,377	57,964	46,147
Percentage of revenue	13%	18%	13%	15%	15%
Selling, general, and administrative expenses (1)	66,752	63,697	52,518	130,449	99,039
Percentage of revenue	32%	38%	29%	34%	31%
Operating income	63,455	34,596	60,021	98,051	97,237
Percentage of revenue	30%	20%	34%	26%	31%
Foreign currency gain (loss)	(195)	(134)	(184)	(329)	(447)
Investment and other income	3,313	3,517	1,969	6,830	4,251
Income before income tax expense	66,573	37,979	61,806	104,552	101,041
Income tax expense (benefit)	10,377	762	5,311	11,139	(925)
Net income (loss)	$56,196	$37,217	$56,495	$93,413	$101,966
Percentage of revenue	27%	22%	32%	25%	32%

Earnings per weighted-average common and common-equivalent share (2):
Basic	$0.33	$0.21	$0.33	$0.54	$0.59
Diluted	$0.32	$0.21	$0.32	$0.52	$0.57

Weighted-average common and common-equivalent shares outstanding (2):
Basic	172,370	173,280	173,278	172,825	172,960
Diluted	177,149	179,641	179,228	178,418	178,904

Cash dividends per common share (2)	$0.0450	$0.0450	$0.0425	$0.0900	$0.0800
Cash and investments per common share (2)	$4.39	$4.65	$4.42	$4.39	$4.42
Book value per common share (2)	$6.27	$6.23	$6.08	$6.27	$6.08

(1) Amounts include stock option expense, as follows:
Cost of revenue	$557	$797	$454	$1,354	$884
Research, development, and engineering	3,154	4,815	2,715	7,969	5,325
Selling, general, and administrative	5,291	7,582	4,677	12,873	9,120
Total stock option expense	$9,002	$13,194	$7,846	$22,196	$15,329

(2) Prior periods share and per share amounts have been adjusted to reflect the 2-for-1 stock split of the Company's common stock that occurred in the fourth quarter of 2017.

Exhibit 2

COGNEX CORPORATION
Reconciliation of Selected Items from GAAP to Non-GAAP
(Unaudited)
Dollars in thousands, except per share amounts

	Three-months Ended			Six-months Ended

	July 1, 2018	April 1, 2018	July 2, 2017	July 1, 2018	July 2, 2017
Adjustment for stock option expense and tax benefit for stock option exercises
Operating income (GAAP)	$63,455	$34,596	$60,021	$98,051	$97,237
Stock option expense	9,002	13,194	7,846	22,196	15,329
Operating income (Non-GAAP)	$72,457	$47,790	$67,867	$120,247	$112,566
Percentage of revenue (Non-GAAP)	34%	28%	38%	32%	35%

Net income (loss) (GAAP)	$56,196	$37,217	$56,495	$93,413	$101,966
Stock option expense	9,002	13,194	7,846	22,196	15,329
Tax effect on stock option expense	(1,607)	(2,347)	(2,583)	(3,954)	(5,022)
Discrete tax benefit related to employee stock option exercises	(654)	(4,935)	(5,787)	(5,589)	(18,954)
Net income (loss) (Non-GAAP)	$62,937	$43,129	$55,971	$106,066	$93,319
Percentage of revenue (Non-GAAP)	30%	25%	31%	28%	29%

Net income (loss) per diluted weighted-average common and common-equivalent share (GAAP) (1)	$0.32	$0.21	$0.32	$0.52	$0.57
Share impact of non-GAAP adjustments identified above (1)	0.04	0.03	(0.01)	0.07	(0.05)
Net income (loss) per diluted weighted-average common and common-equivalent share (Non-GAAP) (1)	$0.36	$0.24	$0.31	$0.59	$0.52

Diluted weighted-average common and common-equivalent shares outstanding (GAAP) (1)	177,149	179,641	179,228	178,418	178,904

Exclusion of tax adjustments
Income before income tax expense (GAAP)	$66,573	$37,979	$61,806	$104,552	$101,041

Income tax expense (GAAP)	$10,377	$762	$5,311	$11,139	$(925)
Effective tax rate (GAAP)	16%	2%	9%	11%	(1)%

Tax adjustments:
Discrete tax benefit related to employee stock option exercises	(654)	(4,935)	(5,787)	(5,589)	(18,954)
Other discrete tax events	—	—	—	—	(143)
Income tax expense excluding tax adjustments (Non-GAAP)	$11,031	$5,697	$11,098	$16,728	$18,172
Effective tax rate (Non-GAAP)	17%	15%	18%	16%	18%

Net income excluding tax adjustments (Non-GAAP)	$55,542	$32,282	$50,708	$87,824	$82,869
Percentage of revenue (Non-GAAP)	26%	19%	28%	23%	26%

Net income (loss) per diluted weighted-average common and common-equivalent share (GAAP) (1)	$0.32	$0.21	$0.32	$0.52	$0.57
Share impact of non-GAAP adjustments identified above (1)	(0.01)	(0.03)	(0.04)	(0.03)	(0.11)
Net income per diluted weighted-average common and common-equivalent share (Non-GAAP) (1)	$0.31	$0.18	$0.28	$0.49	$0.46

Diluted weighted-average common and common-equivalent shares outstanding (GAAP) (1)	177,149	179,641	179,228	178,418	178,904

(1) Prior periods share and per share amounts have been adjusted to reflect the 2-for-1 stock split of the Company's common stock that occurred in the fourth quarter of 2017.

Exhibit 3

COGNEX CORPORATION
Balance Sheets
(Unaudited)
Dollars in thousands

	July 1, 2018	December 31, 2017
Assets
Cash and investments	$754,883	$827,984
Accounts receivable	136,084	119,388
Unbilled revenue	3,603	7,454
Inventories	89,556	67,923
Property, plant, and equipment	87,893	78,048
Goodwill and intangible assets	124,859	126,397
Other assets	79,432	60,559

Total assets	$1,276,310	$1,287,753

Liabilities and Shareholders' Equity
Accounts payable and accrued expenses	$71,242	$91,712
Deferred revenue and customer deposits	40,881	9,420
Income taxes	80,421	85,044
Other liabilities	4,634	5,904
Shareholders' equity	1,079,132	1,095,673

Total liabilities and shareholders' equity	$1,276,310	$1,287,753

Exhibit 4

COGNEX CORPORATION
Restated Statements of Operations under ASC 606 "Revenue from Contracts with Customers"
(Unaudited)
Dollars in thousands

	Three-months Ended
	April 2, 2017	July 2, 2017	October 1, 2017	December 31, 2017

Revenue	$139,039	$178,080	$266,042	$182,922
Cost of revenue	32,532	42,164	68,061	44,532
Gross margin	106,507	135,916	197,981	138,390
Percentage of revenue	77%	76%	74%	76%
Research, development, and engineering expenses	22,770	23,377	26,078	26,980
Percentage of revenue	16%	13%	10%	15%
Selling, general, and administrative expenses	46,521	52,518	61,054	60,635
Percentage of revenue	33%	29%	23%	33%
Operating income	37,216	60,021	110,849	50,775
Percentage of revenue	27%	34%	42%	28%
Foreign currency gain (loss)	(263)	(184)	(127)	(1,027)
Investment and other income	2,282	1,969	2,030	2,923
Income before income tax expense	39,235	61,806	112,752	52,671
Income tax expense (benefit)	(6,236)	5,311	10,259	80,418
Net income (loss)	$45,471	$56,495	$102,493	$(27,747)
Percentage of revenue	33%	32%	39%	(15)%

Earnings per weighted-average common and common-equivalent share (1):
Basic	$0.26	$0.33	$0.59	$(0.16)
Diluted	$0.25	$0.32	$0.57	$(0.16)

Weighted-average common and common-equivalent shares outstanding (1):
Basic	172,646	173,278	173,234	173,397
Diluted	178,354	179,228	179,354	173,397

(1) Prior periods share and per share amounts have been adjusted to reflect the 2-for-1 stock split of the Company's common stock that occurred in the fourth quarter of 2017.

Adjustments to certain financial data as a result of the implementation of ASC 606 "Revenue from Contracts with Customers on Jan. 1 2018"
	Three-months Ended
	April 2, 2017	July 2, 2017	October 1, 2017	December 31, 2017

Revenue as reported	$134,942	$172,904	$259,739	$180,365
Adjustments to revenue	4,097	5,176	6,303	2,557
Revenue as restated	$139,039	$178,080	$266,042	$182,922

Cost of revenue as reported	28,225	37,471	62,360	40,642
Adjustments to cost of revenue	4,307	4,693	5,701	3,890
Cost of revenue as restated	$32,532	$42,164	$68,061	$44,532

Gross margin as reported	$106,717	$135,433	$197,379	$139,723
Adjustments to gross margin	(210)	483	602	(1,333)
Gross margin as restated	$106,507	135,916	$197,981	$138,390

Gross margin percentage as reported	79%	78%	76%	77%
Adjustments to gross margin percentage	(2)%	(2)%	(2)%	(1)%
Gross margin percentage as restated	77%	76%	74%	76%

Operating income as reported	$37,426	$59,538	$110,247	$52,108
Adjustments to operating income	(210)	483	602	(1,333)
Operating income as restated	$37,216	$60,021	$110,849	$50,775

Operating margin as reported	28%	34%	42%	29%
Adjustments to operating margin	(1)%	—%	—%	(1)%
Operating margin as restated	27%	34%	42%	28%

CONTACT:
Cognex Corporation
Susan Conway, 508-650-3353
Senior Director of Investor Relations
susan.conway@cognex.com